Exhibit 10.4

DOLE PLC

2021 OMNIBUS INCENTIVE COMPENSATION PLAN

TABLE OF CONTENTS

1.	EFFECTIVE DATE, OBJECTIVES AND DURATION	1
2.	DEFINITIONS	1
3.	ADMINISTRATION	9
4.	GRANT OF AWARDS; SHARES SUBJECT TO THE PLAN AND LIMITATIONS	13
5.	ELIGIBILITY AND GENERAL CONDITIONS OF AWARDS	17
6.	STOCK OPTIONS	20
7.	STOCK APPRECIATION RIGHTS	22
8.	RESTRICTED SHARES	23
9.	PERFORMANCE UNITS AND PERFORMANCE SHARES	24
10.	DEFERRED STOCK AND RESTRICTED STOCK UNITS	24
11.	DIVIDEND EQUIVALENTS	26
12.	BONUS SHARES	26
13.	OTHER STOCK-BASED AWARDS	26
14.	CASH INCENTIVE AWARDS	26
15.	AMENDMENT, MODIFICATION, AND TERMINATION	27
16.	COMPLIANCE WITH CODE SECTION 409A	27
17.	WITHHOLDING	29
18.	LEGAL ENTITLEMENT	30
19.	NON-COMPETE UNDERTAKING BY A PARTICIPANT	33
20.	DATA PROTECTION	33
21.	AWARDS SUBJECT TO CLAW-BACK POLICIES.	34
22.	ADDITIONAL PROVISIONS	35

DOLE PLC

2021 OMNIBUS INCENTIVE COMPENSATION PLAN

1.	Effective Date, Objectives and Duration

1.1

Effective Date of the Plan. Dole plc, an Irish public limited company (the “Company”), has adopted the 2021 Omnibus Incentive Compensation Plan (the “Plan”) on [    ] July 2021 (the “Effective Date”). The terms of the Plan are set forth herein.

1.2

Objectives of the Plan. The Plan is intended (a) to allow selected employees, officers and Non-Employee Directors of and Consultants to the Company and its Subsidiaries to acquire or increase equity ownership in the Company, thereby strengthening their commitment to the success of the Company and stimulating their efforts on behalf of the Company, and to assist the Company and its Subsidiaries in attracting new employees, officers, Non-Employee Directors and Consultants and retaining existing employees, officers, Non-Employee Directors and Consultants, (b) to provide annual cash incentive compensation opportunities that are competitive with those of peer corporations, (c) to optimize the profitability and growth of the Company and its Subsidiaries through incentives which are consistent with the Company’s goals, (d) to provide Participants with an incentive for excellence in individual performance, (e) to promote teamwork among employees, officers, Consultants and Non-Employee Directors, and (f) to attract and retain highly qualified persons to serve as employees, officers, Non-Employee Directors and Consultants and to promote ownership by such employees, officers, Non-Employee Directors and Consultants of a greater proprietary interest in the Company, thereby aligning such employees’, officers’, Non-Employee Directors’ and Consultants’ interests more closely with the interests of the Company’s shareholders.

1.3

Duration of the Plan. The Plan shall commence on the date of adoption of the Plan by the Board of Directors of the Company (the “Board”), which is the Effective Date, and shall remain in effect, subject to the right of the Board to amend or terminate the Plan at any time pursuant to Rule 15 hereof, until the earlier of 11:59 p.m. (EST) on [ ] June 2031, or the date all Shares subject to the Plan shall have been issued and the restrictions on all Restricted Shares granted under the Plan shall have lapsed, according to the Plan’s provisions; provided that, for the avoidance of doubt, any Awards granted prior to the date of such termination shall remain outstanding in accordance with their terms.

2.	Definitions

2.1	Whenever used in the Plan, the following terms shall have the meanings set forth below:

(a)

“ADS” means an American Depositary Share representing one ordinary share of the Company, nominal value $0.01 per share, registered with the SEC and listed for trading on NYSE under the trading symbol “[    ]”; an ADS may be represented by a physical certificate referred to as an American Depositary Receipt, or “ADR.”

(b)

“Affiliate” means any corporation or other entity, including but not limited to partnerships, limited liability companies and joint ventures, with respect to which the Company, directly or indirectly, owns as applicable (a) shares or stock possessing more than fifty percent (50%) of the total combined voting power of all classes of shares or stock entitled to vote, or more than fifty percent (50%) of the total value of all shares of all classes of shares or stock of such corporation, or (b) an aggregate of more than fifty percent (50%) of the profits interest or capital interest of a non-corporate entity. Affiliate includes any corporation or other entity that becomes such on or after the Effective Date.

(c)

“Applicable Law” means the laws of Ireland applicable to the Company, any legal or regulatory requirement relating to the Plan, Awards and/or Shares under applicable U.S. federal, state and local laws, the requirements of NYSE and any other stock exchange or automated quotation system upon which the Shares are listed, the Code, and the applicable laws, rules, regulations and requirements of any other country or jurisdiction (in addition to Ireland as provided above) where Awards are or are to be granted, exercised, vested or be settled, as such laws, rules, regulations and requirements shall be in place from time to time;

(d)

“Award” means Options (including non-qualified options and Incentive Stock Options), SARs, Restricted Shares, Performance Units (which may be paid in cash), Performance Shares, Deferred Stock, Restricted Stock Units, Dividend Equivalents, Bonus Shares, Cash Incentive Awards or Other Stock-Based Awards granted under the Plan.

(e)

“Award Agreement” means either (a) a written agreement entered into by the Company and a Participant setting forth the terms and provisions applicable to an Award granted under this Plan, or (b) a written statement issued by the Company to a Participant describing the terms and provisions of such Award, including in either case any amendment or modification thereof.

(f)	“Board” means the Board of Directors of the Company.

(g)

“Bonus Shares” means Shares that are awarded to a Participant with or without cost (save in all events for payment by the Participant in cash of the nominal value per Share if required by Applicable Law) and without restrictions either in recognition of past performance (whether determined by reference to another employee benefit plan of the Company or otherwise), as an inducement to become an Eligible Person or, with the consent of the Participant, as payment in lieu of any cash remuneration otherwise payable to the Participant.

(h)	“Cash Incentive Award” means an Award granted under Rule 14 of the Plan.

(i)

“Cause” shall mean, unless otherwise defined in an Award Agreement, a termination of a Participant’s service to the Company or any of its Subsidiaries due to (i) the continued failure by such Participant, after written notice, to substantially perform his or her duties with the Company or any of its Subsidiaries (other than any such failure resulting from incapacity due to reasonably documented physical illness or injury or mental illness), (ii) the engagement by such Participant in serious misconduct that causes, or in the good faith judgment of the Incentive Plan Committee may cause, harm (financial or otherwise) to the Company or any of its Subsidiaries including, without limitation, (A) the disclosure of material secret or confidential information of the Company or any of its Subsidiaries, or (B) the material breach by the Participant of any agreement between such Participant, on the one hand, and the Company, on the other hand. Notwithstanding the above, with respect to any Participant who is a party to an employment agreement with the Company, Cause shall have the meaning set forth in such employment agreement.

(j)	“CEO” means the Chief Executive Officer of the Company.

(k)	“Change in Control” shall be deemed to have occurred upon the first occurrence of an event set forth in any one of the following paragraphs:

(i)

any Person is or becomes the “Beneficial Owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company (not including in the securities Beneficially Owned by such Person any securities acquired directly from the Company) representing 30% or more of the Company’s then outstanding securities, excluding any Person who becomes such a Beneficial Owner in connection with a transaction described in clause (A) of paragraph (iii) below; or

(ii)

individuals who, as of the Effective Date, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the Effective Date whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board; or

(iii)

there is consummated a takeover, merger or consolidation of the Company by or with any other corporation other than (A) a takeover, merger or consolidation which would result in the voting securities of the Company outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof) at least 50% of the combined voting power of the voting securities of the Company or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation, or (B) a takeover, merger or consolidation effected to implement a scheme of arrangement, cross boarder merger or re-capitalization of the Company (or similar transaction) in which no Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities Beneficially Owned by such Person any securities acquired directly from the Company) representing 30% or more of the combined voting power of the Company’s then outstanding securities; or

(iv)	shareholder approval of the complete liquidation or dissolution of the Company; or

(v)

there is consummated a sale or disposition by the Company of all or substantially all of the Company’s assets, other than a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity at least 75% of the combined voting power of the voting securities of which are owned by Persons in substantially the same proportions as their ownership of the Company immediately prior to such sale.

For the avoidance of doubt, any one or more of the above events may be effected pursuant to (A) a compromise or arrangement sanctioned by the court under Chapter 1 of Part 9 of the Companies Act, (B) an acquisition pursuant to Chapter 2 of Part 9 of the Companies Act, or (C) a merger pursuant to the European Communities (Cross-Border Mergers) Regulations 2008. Notwithstanding the foregoing, in the case of any Award that constitutes deferred compensation within the meaning of Code Section 409A, there shall not be a Change in Control unless there is a change in the ownership or effective control of the Company, or in a substantial portion of the assets of the Company, within the meaning of Code Section 409A where necessary for such Award to comply with Code Section 409A.

(l)

“Code” means the Internal Revenue Code of 1986, as amended from time to time. References to a particular section of the Code include references to regulations and rulings thereunder and to successor provisions.

(m)	“Companies Act” means the Irish Companies Act 2014.

(n)	“Compensation Committee” means the compensation committee of the Board.

(o)	“Corporate Transaction” has the meaning set forth in Rule 4.4(b).

(p)	“Consultant” means a consultant or adviser who provides bona fide services to the Company or an Affiliate as an independent contractor.

(q)	“Deferred Stock” means a right, granted under Rule 10, to receive Shares at the end of a specified deferral period.

(r)	“Disability” or “Disabled” means, unless otherwise defined in an Award Agreement, or as otherwise determined under procedures established by the Incentive Plan Committee for purposes of the Plan:

(i)	Except as provided in (b) below, a disability within the meaning of Section 22(e)(3) of the Code; and

(ii)

In the case of any Award that constitutes deferred compensation within the meaning of Code Section 409A, a disability as defined in regulations under Code Section 409A where necessary for such Award to comply with Code Section 409A. For purpose of Code Section 409A, a Participant will be considered Disabled if:

(A)

the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, or

(B)

the Participant is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Participant’s employer.

(s)	“Dividend Equivalent” means a right to receive payments equal to dividends or property, if and when paid or distributed, on a specified number of Shares.

(t)	“Effective Date” has the meaning set forth in Rule 1.

(u)

“Eligible Person” means any employee (including any officer) of, or non-employee consultant to, or Non-Employee Director of, the Company or any Affiliate, or potential employee (including a potential officer) of, or potential non-employee consultant to, the Company or an Affiliate; provided, however, that solely with respect to the grant of an Incentive Stock Option, an Eligible Person shall be any employee (including any officer) of the Company or any Subsidiary. Solely for purposes of Rule 5.7(b), current or former employees or Non-Employee Directors of, or non-employee consultants to, an Acquired Entity who receive Substitute Awards in substitution for Acquired Entity Awards shall be considered Eligible Persons under this Plan with respect to such Substitute Awards.

(v)	“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time. References to a particular section of the Exchange Act include references to successor provisions.

(w)

“Exercise Price” means (a) with respect to an Option, the price at which a Share may be subscribed for or purchased by a Participant pursuant to such Option or (b) with respect to an SAR, the price established at the time an SAR is granted pursuant to Rule 7, which is used to determine the amount, if any, of the payment due to a Participant upon exercise of the SAR.

(x)

“Fair Market Value” means a price that is based on the closing price of a Share (represented by ADSs) reported on NYSE, or if not NYSE, on the established stock exchange which is the principal exchange upon which the Shares or ADSs are traded on the applicable date or, if the Shares are not traded on such date, the immediately preceding trading day. Unless the Incentive Plan Committee determines otherwise, if the Shares or ADSs are traded over the counter at the time a determination of its Fair Market Value is required to be made hereunder, Fair Market Value shall be deemed to be equal to the arithmetic mean between the reported high and low or closing bid and asked prices of a Share or ADS on the applicable date, or if no such trades were made that day then the most recent date on which Shares or ADSs were publicly traded. In the event Shares or ADSs are not publicly traded at the time a determination of their value is required to be made hereunder, the determination of their Fair Market Value shall be made by the Incentive Plan Committee in such manner as it deems appropriate provided such manner is consistent with Treasury Regulation 1.409A-1(b)(5)(iv)(B). The Fair Market Value that the Incentive Plan Committee determines shall be final, binding and conclusive on the Company, any Affiliate and each Participant.

(y)

“Forfeiture” means, in relation to Restricted Shares, the compulsory transfer of Restricted Shares by the Participant, in accordance with and on and subject to the terms set out in the Award Agreement to one of the following, at the election of the Company; the Company, subject to Applicable Law and the Constitution of the Company, an employee benefit trust established by the Company, or a third party nominated by the Company. “Forfeiture” means, in relation to any other Award, the termination of the Award without the Award becoming vested, exercisable or payable. “Forfeitable,” “Forfeited” and “non-Forfeitable” shall be construed accordingly;

(z)	“Forfeiture Transferee” means the person to which or whom Restricted Shares are transferred pursuant to Forfeiture;

(aa)	“Grant Date” means the date on which an Award is granted or such later date as specified in advance by the Incentive Plan Committee.

(bb)	“Immediate Family” has the meaning set forth in Rule 5.5(c).

(cc)	“Incentive Plan Committee” has the meaning set forth in Rule 3.1(a).

(dd)	“Incentive Stock Option” means an Option that is intended to meet the requirements of Section 422 of the Code.

(ee)	“including” or “includes” means “including, without limitation,” or “includes, without limitation,” respectively.

(ff)	“Irish Takeover Rules” means the takeover rules made from time to time by the Irish Takeover Panel under the powers granted to it by the Irish Takeover Panel Act 1997.

(gg)	“Management Committee” has the meaning set forth in Rule 3.1(b).

(hh)	“NYSE” means the NYSE Global Market.

(ii)	“Non-Employee Director” means a member of the Board who is not an employee of the Company or any Affiliate.

(jj)	“Option” means an option granted under Rule 6 of the Plan.

(kk)	“Ordinary Share” means an Ordinary Share, par value $0.01, in the capital of the Company.

(ll)	“Other Stock-Based Award” means a right, granted under Rule 13 hereof, that relates to or is valued by reference to Shares or other Awards relating to Shares.

(mm)	“Participant” means a person who has been granted an Award.

(nn)	“Performance Conditions” has the meaning set forth in Rule 4.5.

(oo)	“Performance Period” means the time period during which performance goals must be met.

(pp)	“Performance Share” and “Performance Unit” mean an Award granted as a Performance Share or Performance Unit under Rule 9.

(qq)	“Period of Restriction” means the period during which Restricted Shares are subject to Forfeiture if the conditions specified in the Award Agreement are not satisfied.

(rr)	“Permitted Transferee” has the meaning set forth in Rule 5.5(c).

(ss)

“Person” means any individual, sole proprietorship, partnership, joint venture, limited liability company, trust, unincorporated organization, association, corporation, institution, public benefit corporation, entity or government instrumentality, division, agency, body or department.

(tt)

“Personal Data” means any information that is included in “personal information,” “personally identifiable information,” “PII,” “personal data” or other related or similar term under any applicable privacy or data protection law, including “personal data” as defined in Article 4 of Regulation (EU) 2016/679 of the European Parliament and of the Council of 27 April 2016 on the protection of individuals with regard to the processing of personal data and on the free movement of such data;

(uu)	“Plan” means this Dole plc 2021 Omnibus Incentive Compensation Plan, in its current form or as hereafter amended.

(vv)	“QDRO” has the meaning set forth in Rule 5.5(a).

(ww)

“Restricted Shares” means Shares issued under Rule 8 that are both subject to Forfeiture and are non-transferable if the Participant does not satisfy the conditions specified in the Award Agreement applicable to such Shares.

(xx)

“Restricted Stock Units” are rights, granted under Rule 10, to receive Shares if the Participant satisfies the conditions specified in the Award Agreement applicable to such rights, and subject always to the Participant paying the nominal value in cash for each such Share;

(yy)	“Returned Shares” has the meaning set forth in Rule 4.2.

(zz)	“SEC” means the United States Securities and Exchange Commission, or any successor thereto.

(aaa)

“Separation from Service” means, with respect to any Award that constitutes deferred compensation within the meaning of Code Section 409A, a “separation from service” as defined in Treasury Regulation Section 1.409A-1(h). For this purpose, a “separation from service” is deemed to occur on the date that the Company and the Participant reasonably anticipate that the level of bona fide services the Participant would perform for the Company and/or any Affiliates after that date (whether as an employee, Non-Employee Director or consultant or independent contractor) would permanently decrease to a level that, based on the facts and circumstances, would constitute a separation from service; provided that a decrease to a level that is 50% or more of the average level of bona fide services provided over the prior 36 months shall not be a separation from service, and a decrease to a level that is 20% or less of the average level of such bona fide services shall be a separation from service. The Incentive Plan Committee retains the right and discretion to specify, and may specify, whether a separation from service occurs for individuals providing services to the Company or an Affiliate immediately prior to an asset purchase transaction in which the Company or an Affiliate is the seller who provides services to a buyer after and in connection with such asset purchase transaction; provided, such specification is made in accordance with the requirements of Treasury Regulation Section 1.409A-1(h)(4).

(bbb)

“Share” means an Ordinary Share, and such other securities of the Company, as may be substituted or resubstituted for Shares pursuant to Rule 4.4 hereof; unless the context otherwise requires, references herein to “Shares” shall include references to ADSs.

(ccc)

“Stock Appreciation Right” or “SAR” means an Award granted under Rule 7 of the Plan entitling the recipient to receive Shares (or cash, to the extent explicitly provided for in the applicable Award Agreement) having a value equal to the excess of the Fair Market Value of a Shares on the date of exercise over the exercise price of the Stock Appreciation Right multiplied by the number of Shares with respect to which the Stock Appreciation Right shall have been exercised.

(ddd)	“Subsidiary” has the same meaning as in section 7 of the Companies Act.

(eee)	“Substitute Awards” has the meaning set forth in Rule 5.7(b).

(fff)

“Surviving Company” means the surviving corporation in any scheme of arrangement, merger or consolidation, involving the Company, including the Company if the Company is the surviving corporation, or the direct or indirect parent company of the Company or such surviving corporation following a sale of substantially all of the outstanding shares or stock of the Company.

(ggg)	“Tax Date” has the meaning set forth in Rule 17.1(b).

(hhh)

“Tax Liability” federal, state and local taxes, including Social Security and Medicare (“FICA”) taxes and local social insurance contributions and charges (including Universal Social Charge) any tax, universal social charge or social security contributions liability in connection with an Award for which the Incentive Plan Committee determines that the Participant is liable (or which may be recovered from the Participant) and for which the Company or any Affiliate or former Affiliate is obliged to account to any relevant authority.

(iii)

“Term” of any Option or SAR means the period beginning on the Grant Date of an Option or SAR and ending on the date such Option or SAR expires, terminates or is cancelled. No Option or SAR granted under this Plan shall have a Term exceeding 10 years. Notwithstanding the foregoing, in the event that on the last business day of the term of an Option (other than an Incentive Stock Option) or SAR, the exercise of the Option or SAR is prohibited by applicable law or Company policy, including a prohibition on purchases or sales of Company Shares under the Company’s insider trading policy, the term of the Option or SAR shall be extended for a period of thirty days following the end of the applicable prohibition, unless the Committee determines otherwise, provided that such extension shall not apply to the extent the extension would result any taxes or penalties under Code Section 409A.

(jjj)

“Termination of Affiliation” occurs on the first day on which an individual is for any reason no longer providing services to the Company or any Affiliate in the capacity of an employee, officer, Non-Employee Director or Consultant or with respect to an individual who is an employee, officer or Non-Employee Director of or a Consultant to an Affiliate, the first day on which such entity ceases to be an Affiliate of the Company; provided, however, that if an Award constitutes deferred compensation within the meaning of Code Section 409A, Termination of Affiliation with respect to such Award shall mean the Participant’s Separation from Service.

2.2	In the Plan, unless otherwise specified,

(a)	the contents and rule headings are inserted for ease of reference only and do not affect their interpretation;

(b)	a reference to a rule is a reference to a rule of the Plan;

(c)	the singular includes the plural and vice-versa and the masculine includes the feminine;

(d)	a reference to a statutory provision includes any statutory modification, amendment or re-enactment thereof;

(e)	the Interpretation Act, 2005 of Ireland applies to the Plan in the same way as it applies to an enactment;

(f)

references to writing shall be construed, unless the contrary intention appears, as including references to printing, lithography, photography and any other modes or representing or reproducing words in a visible form except as provided in these Rules and/or, where it constitutes writing in electronic form sent to the Company, the Company has agreed to its receipt in such form. Provisions in these Rules referring to execution of any document shall include any mode of execution whether under seal or under hand or any mode of electronic signature as shall be approved by the Incentive Plan Committee. Provisions in these Rules referring to receipt of any electronic communications shall, unless the contrary intention appears, be limited to receipt in such manner as the Incentive Plan Committee has approved; and

(g)

unless the contrary intention appears, the use of the word “address” in these Rules in relation to electronic communications includes any number or address used for the purpose of such electronic communications.

3.	Administration

3.1	Committee.

(a)

Subject to Rule 15 and to Rule 3.2, the Plan shall be administered by a committee (the “Incentive Plan Committee”) appointed by the Compensation Committee from time to time. Notwithstanding the foregoing, either the Board or the Compensation Committee may at any time and in one or more instances reserve administrative powers to itself as the Incentive Plan Committee or exercise any of the administrative powers of the Incentive Plan Committee.

(b)

The Board or the Compensation Committee may appoint and delegate to another committee (“Management Committee”), or to the CEO, any or all of the authority of the Board or the Incentive Plan Committee, as applicable, with respect to Awards to Participants other than Participants who are executive officers or Non-Employee Directors at the time any such delegated authority is exercised.

(c)

Unless the context requires otherwise, any references herein to “Committee” include references to the Incentive Plan Committee, the Board or the Compensation Committee to the extent Incentive Plan Committee, the Board or the Compensation Committee, as applicable, has assumed or exercises administrative powers itself as the Incentive Plan Committee pursuant to Rule 3.1(a), and to the Management Committee or the CEO to the extent either has been delegated authority pursuant to Rule 3.1(b), as applicable; provided that for purposes of Awards to Non-Employee Directors, “Committee” shall include only the full Board, upon recommendation by the Compensation Committee, except to the extent discretion is being exercised with respect to a specific award to an individual Non-Employee Director, in which case such Non-Employee Director shall be excluded for purposes of such Award.

3.2

Powers of Committee. Subject to and consistent with the provisions of the Plan (including, without limitation, Rule 3.1(c) and Rule 15), the Incentive Plan Committee has full and final authority and sole discretion as follows:

(a)	to determine when, to whom and in what types and amounts Awards should be granted;

(b)

to grant Awards to Eligible Persons in any number and to determine the terms and conditions applicable to each Award (including the number of Shares or the amount of cash or other property to which an Award will relate, any Exercise Price or purchase price, any limitation or restriction, any schedule for or performance conditions relating to the earning of the Award or the lapse of limitations, Forfeiture restrictions, restrictions on exercisability or transferability, any performance goals including those relating to the Company and/or an Affiliate and/or any division thereof and/or an individual, and/or vesting based on the passage of time, based in each case on such considerations as the Incentive Plan Committee shall determine);

(c)

to determine the benefit payable under any Performance Unit, Performance Share, Dividend Equivalent, Other Stock-Based Award or Cash Incentive Award and to determine whether any performance or vesting conditions have been satisfied;

(d)

to determine whether or not specific Awards shall be granted in connection with other specific Awards, and if so, whether they shall be exercisable cumulatively with, or alternatively to, such other specific Awards and all other matters to be determined in connection with an Award;

(e)	to determine the Term of any Option or SAR;

(f)

to determine the amount that a Participant shall pay for Restricted Shares, which shall be no less than the nominal value per Restricted Share if required by Applicable Law, whether to permit or require the payment of cash dividends thereon to be deferred and the terms related thereto, when Restricted Shares (including Restricted Shares acquired upon the exercise of an Option) shall be Forfeited and whether such shares shall be held in escrow;

(g)

to determine whether, to what extent and under what circumstances, subject to Applicable Law and the Company’s Constitution, an Award may be settled in, or the exercise price of an Award may be paid in, cash, Shares, other Awards or other property, or an Award may be accelerated, vested, cancelled, Forfeited or surrendered or any terms of the Award may be waived, and to accelerate the exercisability of, and to accelerate or waive any or all of the terms and conditions applicable to, any Award or any group of Awards for any reason and at any time;

(h)

to determine with respect to Awards granted to Eligible Persons whether, to what extent and under what circumstances cash, Shares, other Awards, other property and other amounts payable with respect to an Award will be deferred, either at the election of the Participant or if and to the extent specified in the Award Agreement automatically or at the election of the Incentive Plan Committee;

(i)	subject to Rule 3.6 and Rule 15 below, to offer to exchange or buy out any previously granted Award for a payment in cash, Shares or other Award;

(j)	to construe and interpret the Plan and to make all determinations, including factual determinations, necessary or advisable for the administration of the Plan;

(k)	to make, amend, suspend, waive and rescind rules and regulations relating to the Plan;

(l)	to appoint such agents as the Incentive Plan Committee may deem necessary or advisable to administer the Plan;

(m)

to determine the terms and conditions of all Award Agreements applicable to Eligible Persons (which need not be identical) and, with the consent of the Participant, to amend any such Award Agreement at any time, among other things, to permit transfers of such Awards to the extent permitted by the Plan; provided that the consent of the Participant shall not be required for any amendment (i) which does not materially and adversely affect the rights of the Participant, or (ii) which is necessary or advisable (as determined by the Incentive Plan Committee) to carry out the purpose of the Award as a result of any new Applicable Law or change in an existing Applicable Law, or (iii) to the extent the Award Agreement specifically permits amendment without consent;

(n)	subject to Rule 3.6, to cancel, with the consent of the Participant, outstanding Awards and to grant new Awards in substitution therefor;

(o)

to impose such additional terms and conditions upon the grant, exercise or retention of Awards as the Incentive Plan Committee may, before or concurrently with the grant thereof, deem appropriate, including limiting the percentage of Awards which may from time to time be exercised by a Participant;

(p)

to make adjustments in the terms and conditions of, and the criteria in, Awards in recognition of unusual or nonrecurring events (including events described in Rule 4.4) affecting the Company or an Affiliate or the financial statements of the Company or an Affiliate, or in response to changes in Applicable Laws, regulations or accounting principles;

(q)

adopt rules and/or procedures (including the adoption of any subplan under the Plan) relating to the operation and administration of the Plan to accommodate requirements of local law, taxation and procedures;

(r)

to correct any defect or supply any omission or reconcile any inconsistency, and to construe and interpret the Plan, the rules and regulations, and Award Agreement or any other instrument entered into or relating to an Award under the Plan;

(s)	to determine whether any Award shall pertain to Shares or ADSs; and

(t)

to take any other action with respect to any matters relating to the Plan for which it is responsible and to make all other decisions and determinations as may be required under the terms of the Plan or as the Incentive Plan Committee may deem necessary or advisable for the administration of the Plan.

3.3

Any action of the Incentive Plan Committee with respect to the Plan shall be final, conclusive and binding on all persons, including the Company, its Affiliates, any Participant, any person claiming any rights under the Plan from or through any Participant, and shareholders, except to the extent the Incentive Plan Committee may subsequently modify, or take further action not consistent with, its prior action. If not specified in the Plan, the time at which the Incentive Plan Committee must or may make any determination shall be determined by the Incentive Plan Committee, and any such determination may thereafter be modified by the Incentive Plan Committee. The express grant of any specific power to the Incentive Plan Committee, and the taking of any action by the Incentive Plan Committee, shall not be construed as limiting any power or authority of the Incentive Plan Committee. The Incentive Plan Committee may delegate to officers or managers of the Company or any Affiliate the authority, subject to such terms as the Incentive Plan Committee shall determine, to perform specified functions under the Plan (subject to Rules 3.1(c) and Rule 4.3). The Incentive Plan Committee may revoke or amend the terms of any delegation at any time but such action shall not invalidate any prior actions of the Incentive Plan Committee’s delegate or delegates that were consistent with the terms of the Plan and the Incentive Plan Committee’s prior delegation.

3.4

The Company shall bear all expenses of administering the Plan. The Company shall indemnify and hold harmless each person who is or shall have been a member of the Incentive Plan Committee acting as administrator of the Plan, or any delegate of such, against and from any cost, liability, loss or expense that may be imposed upon or reasonably incurred by such person in connection with or resulting from any action, claim, suit, or proceeding to which such person may be a party or in which such person may be involved by reason of any action taken or not taken under the Plan and against and from any and all amounts paid by such person in settlement thereof, with the Company’s approval, or paid by such person in satisfaction of any judgment in any such action, suit, or proceeding against such person, provided he or she shall give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf. Notwithstanding the foregoing, the Company shall not indemnify and hold harmless any such person if (i) applicable law or the Company’s governing documents prohibit such indemnification or (ii) such person did not act in good faith and in a manner that such person believed to be consistent with the Plan or (iii) such person’s conduct constituted gross negligence or willful misconduct. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company’s governing documents, as a matter of law or otherwise, or under any other power that the Company may have to indemnify such person or hold him or her harmless. The provisions of the foregoing indemnity shall survive indefinitely the term of this Plan.

3.5

Notwithstanding any provision of the Plan to the contrary, in order to comply with the laws in other countries in which Participants are located, or in order to comply with the requirements of any foreign stock exchange, the Incentive Plan Committee, in its sole discretion, shall have the power and authority to: (a) determine which Affiliates shall be covered by the Plan; (b) determine which Participants outside the United States are eligible to participate in the Plan; (c) modify the terms and conditions of any Award granted to Participants resident in other jurisdictions to the Company to comply with applicable foreign laws or listing requirements of any such foreign stock exchange; (d) establish subplans and modify exercise procedures and other terms and procedures, to the extent such actions may be necessary or advisable (any such subplans and/or modifications shall be attached to the Plan as appendices); provided, however, that no such subplans and/or modifications shall increase the share limitations contained in Rule 4; and (e) take any action, before or after an Award is made, that it deems advisable to obtain approval or comply with any necessary local governmental regulatory exemptions or approvals or listing requirements of any such foreign stock exchange. Notwithstanding the foregoing, the Incentive Plan Committee may not take any actions hereunder, and no Awards shall be granted, that would violate the Exchange Act or any other securities law or governing statute or any other Applicable Law.

3.6

No Repricings. Notwithstanding any provision in Rule 3.2 to the contrary, the terms of any outstanding Option or SAR may not be amended to reduce the Exercise Price of such Option or SAR or cancel any outstanding Option or SAR in exchange for other Options or SARs with an Exercise Price that is less than the Exercise Price of the cancelled Option or SAR or for any cash payment (or Shares having with a Fair Market Value) in an amount that exceeds the excess of the Fair Market Value of the Shares underlying such cancelled Option or SAR over the aggregate Exercise Price of such Option or SAR or for any other Award, without shareholder approval; provided, however, that the restrictions set forth in this Rule 3.6 shall not apply to any adjustment allowed under to Rule 4.4.

3.7

Section 16 of the Exchange Act. Notwithstanding anything else, transactions under this Plan, to the extent they would otherwise be subject to Section 16 of the Exchange Act, are intended to comply with all applicable conditions of Rule 16b-3 or any successor rule under Section 16 of the Exchange Act. To the extent any provision of the Plan or action by the Committee fails to so comply, it shall be deemed null and void, to the extent permitted by law and deemed advisable by the Committee.

4.	Grant of Awards; Shares Subject to the Plan and Limitations

4.1

Grants. The Incentive Plan Committee may, from time to time, grant Awards to one or more Eligible Persons. All Awards granted under the Plan shall vest and become exercisable in such manner and on such date or dates or upon such event or events as determined by the Incentive Plan Committee, including, without limitation, attainment of Performance Conditions.

4.2

Number of Shares Available for Grants. Subject to adjustment as provided in Rule 4.4 and except as provided in Rule 5.7(b), the maximum number of Shares hereby reserved for delivery under the Plan shall be [Insert figure equivalent to 8% of expected post IPO issued share capital] including Shares delivered pursuant to the exercise of Incentive Stock Options granted hereunder.

If all or any part of an Award terminates without the delivery of Shares, whether by lapse, Forfeiture, cancellation, cash-settlement or otherwise, the Shares subject to such Award, to the extent of any such termination, shall again be available for grant under the Plan. Notwithstanding the foregoing, upon the exercise of any Award granted in tandem with any other Awards, such related Awards shall be cancelled to the extent of the number of Shares as to which the Award is exercised and such number of Shares shall no longer be available for Awards under the Plan. Subject to Applicable Law, if any Shares subject to an Award granted hereunder are Forfeited or withheld or applied as payment in connection with the exercise of an Award or the withholding or payment of taxes related thereto (“Returned Shares”), such Returned Shares shall be available for future grants of Awards under the Plan. Shares subject to a SAR that are not issued in connection with the stock settlement of the SAR on exercise thereof shall be available for future grants of Awards under the Plan. However, the number of Shares available for issuance under the Plan may not be increased through the Company’s purchase of Shares on the open market with the proceeds obtained from the exercise of any Options or the purchase of any Awards granted hereunder. Notwithstanding the provisions of this Rule 4.2, no Shares may again be optioned, granted or awarded pursuant to an Incentive Stock Option if such action would cause such Option to fail to qualify as an incentive stock option under Section 422 of the Code.

Shares may be allotted and issued pursuant to the Plan from the Company’s authorized but unissued share capital, or the reissue of treasury Shares.

Unless otherwise determined by the Incentive Plan Committee, all Shares allotted pursuant to this Plan shall rank pari passu from the date of allotment with all other Ordinary Shares in issue as regard all voting and distribution rights notwithstanding that such Shares may not be fully paid at the date of allotment.

4.3

Maximum Awards to Non-Employee Directors. Non-Employee Director Awards. Subject to the terms of the Plan, the Board, upon recommendation by the Compensation Committee, may grant Awards to any Non-Employee Director, in such amount and upon such terms and at any time and from time to time as shall be determined by the full Board in its sole discretion. Except as otherwise provided in Rule 5.7(b), a Non-Employee Director may not be granted Awards during any single calendar year that, taken together with any cash fees paid to such Non-Employee Director in respect of the Non-Employee Director’s services as a member of the Board during such calendar year, exceeds $500,000 in total value (calculating the value of any such Awards based on the grant date fair value of such Awards for financial accounting purposes); provided that the total value of Awards and cash fees paid to any non-executive chairman of the Board during any single calendar year may exceed such amount, as may be determined by the full Board, upon recommendation of the Compensation Committee, excluding such non-executive chairman.

4.4	Adjustments in Authorized Shares and Awards and Material Events Affecting the Shares.

(a)

Adjustment in Authorized Shares and Awards. In the event that the Incentive Plan Committee determines that any dividend or other distribution (excluding any ordinary dividend or distribution) (whether in the form of cash, Shares, or other property), recapitalization, forward or reverse stock split, subdivision, consolidation or reduction of capital, reorganization, merger, consolidation, scheme of arrangement, split-up, spin-off or combination involving the Company or repurchase or exchange of Shares or other securities of the Company or other rights to purchase Shares or other securities of the Company, or other similar corporate transaction or event affects the Shares such that any adjustment is determined by the Incentive Plan Committee to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, then the Incentive Plan Committee shall, in such manner as it may deem equitable, adjust any or all of (i) the number and type of Shares (or other securities or property) with respect to which Awards may be granted, (ii) the number and type of Shares (or other securities or property) subject to outstanding Awards, (iii) the Exercise Price with respect to any Award or, if deemed appropriate, make provision for a cash payment to the holder of an outstanding Award, (iv) the number and kind of Shares of outstanding Restricted Shares, or the Shares underlying any Award of Restricted Stock Units, Deferred Stock or other outstanding Share-based Award, and (v) the terms and conditions of any outstanding Awards (including, without limitation, any applicable performance targets or criteria with respect thereto). Notwithstanding the foregoing, no such adjustment shall be authorized with respect to any Options or SARs to the extent that such adjustment would cause the Option or SAR (determined as if such Option or SAR was an Incentive Stock Option) to violate Section 424(a) of the Code or with respect to any Awards to the extent such adjustment would subject any Participant to taxation under Code Section 409A; and provided further that the number of Shares subject to any Award denominated in Shares shall always be a whole number.

(b)

Merger, Consolidation or Similar Corporate Transaction. In the event of a merger or consolidation of the Company with or into another corporation or a sale of substantially all of the shares or stock of the Company, including by way of a court sanctioned compromise or scheme of arrangement or a merger pursuant to the European Communities (Cross-Border Mergers) Regulations 2008 that results in a Change in Control (a “Corporate Transaction”), unless an outstanding Award is assumed by the Surviving Company or replaced with an equivalent Award granted by the Surviving Company in substitution for such outstanding Award with notice of such assumption or substitution to be given to Participants prior to the date of the Corporate Transaction, except as provided in an Award Agreement, the Incentive Plan Committee shall cancel any outstanding Awards that are not vested and non-Forfeitable as of the consummation of such Corporate Transaction (unless the Incentive Plan Committee in its discretion accelerates the vesting of any such Awards) and with respect to any vested and non-Forfeitable Awards, the Incentive Plan Committee may either (i) allow all Participants to exercise such Awards of Options and SARs within a reasonable period prior to the consummation of the Corporate Transaction and cancel any outstanding Options or SARs that remain unexercised upon consummation of the Corporate Transaction, or (ii) cancel any or all of such outstanding Awards in exchange for a payment (in cash and/or in securities and/or other property) in an amount equal to the amount that the Participant would have received (net of the Exercise Price with respect to any Options or SARs) if such vested Awards were settled or distributed or such vested Options and SARs were exercised immediately prior to the consummation of the Corporate Transaction. Notwithstanding the foregoing, if an Option or SAR is not assumed by the Surviving Company or replaced with an equivalent Award issued by the Surviving Company and the Exercise Price with respect to any outstanding Option or SAR exceeds the amount payable per Share in the Corporate Transaction, such Awards shall be cancelled without any payment to the Participant.

(c)

Liquidation or Dissolution of the Company. In the event of the proposed dissolution or liquidation of the Company, each Award will terminate immediately prior to the consummation of such proposed action, unless otherwise provided by the Incentive Plan Committee. Additionally, the Incentive Plan Committee may, in the exercise of its sole discretion, cause Awards to be vested and non-Forfeitable and cause any conditions on any such Award to lapse, as to all or any part of such Award, including Shares as to which the Award would not otherwise be exercisable or non-Forfeitable and allow all Participants to exercise such Awards of Options and SARs within a reasonable period prior to the consummation of such proposed action. Any Awards that remain unexercised upon consummation of such proposed action shall be cancelled.

(d)

Deferred Compensation within the meaning of Code Section 409A. Notwithstanding the forgoing provisions of this Rule 4.4 if an Award constitutes deferred compensation within the meaning of Code Section 409A, no payment or settlement of such Award shall be made pursuant to Rule 4.4(b) or 4.4(c), unless the Corporate Transaction or the dissolution or liquidation of the Company, as applicable, constitutes a change in ownership or effective control of the Company or a change in ownership of a substantial portion of the assets of the Company as described in Treasury Regulation Section 1.409A-3(i)(5).

(e)

Binding effect of any scheme of arrangement. All Awards are made of the basis that any scheme of arrangement to be sanctioned under Chapter 1 of Part 9 of the Companies Act shall be binding on the Participants without such Participants having to approve such scheme in a separate meeting from the holders of the Ordinary Shares.

4.5

Performance Condition(s). The Performance Condition(s) may be chosen from among the following: the attainment by a Share of a specified Fair Market Value for a specified period of time or within a specified period of time; earnings per Share; earnings per Share from continuing operations; total shareholder return; return on assets; return on equity; return on capital; earnings before or after taxes, interest, depreciation, and/or amortization; return on investment; interest expense; cash flow; cash flow from operations; revenues; sales; costs; assets; debt; expenses; inventory turnover; economic value added; cost of capital; operating margin; gross margin; net income before or after taxes; operating earnings either before or after interest expense and either before or after incentives or asset impairments; attainment of cost reduction goals; revenue per customer; customer turnover rate; asset impairments; financing costs; capital expenditures; working capital; strategic business criteria, consisting of one or more objectives based on meeting specified revenue, market penetration, geographic business expansion goals, objectively identified project milestones, production volume levels, cost targets, and goals relating to acquisitions or divestitures; customer satisfaction, aggregate product price and other product price measures; safety record; service reliability; debt rating; and achievement of business and operational goals, such as market share, new products, and/or business development; or any other performance condition as may be determined to be appropriate. Any applicable Performance Condition may be applied on a pre- or post-tax basis. The Incentive Plan Committee may, at any time, provide that the formula for such Award may include or exclude items to measure specific objectives, such as losses from discontinued operations, extraordinary gains or losses, the cumulative effect of accounting changes, acquisitions or divestitures, foreign exchange impacts and any unusual, nonrecurring gain or loss. The levels of performance required with respect to Performance Conditions may be expressed in absolute or relative levels and may be based upon a set increase, set positive result, maintenance of the status quo, set decrease or set negative result. Performance Conditions may differ for Awards to different Participants. The Incentive Plan Committee shall specify the weighting (which may be the same or different for multiple objectives) to be given to each performance objective for purposes of determining the final amount payable with respect to any such Award. Any one or more of the Performance Conditions may apply to the Participant, a department, unit, division or function within the Company or any one or more Affiliates; and may apply either alone or relative to the performance of other businesses or individuals (including industry or general market indices).

If the Incentive Plan Committee, on the date of grant, prescribes that an Award shall become exercisable, non-Forfeitable and transferable or earned and payable only upon the attainment of any of the above Performance Conditions, the Award shall become exercisable, non-Forfeitable and transferable or earned and payable only to the extent that the Incentive Plan Committee determines that such conditions have been achieved. In determining if the performance conditions have been achieved, the Incentive Plan Committee may adjust the performance targets in the event of any unbudgeted acquisition, divestiture or other unexpected fundamental change in the business of the Company, an Affiliate or business unit or in any product that is material taken as a whole as appropriate to fairly and equitably determine if the Award is to become exercisable, non-Forfeitable and transferable or earned and payable pursuant to the conditions set forth in the Award. Additionally, in determining if such performance conditions have been achieved, the Incentive Plan Committee also may adjust the performance targets in the event of any (i) unanticipated asset write-downs or impairment charges, (ii) litigation or claim judgments or settlements thereof, (iii) changes in tax laws, accounting principles or other laws or provisions affecting reported results, (iv) accruals for reorganization or restructuring programs, (v) extraordinary non-reoccurring items, or (vi) such other adjustments determined by the Incentive Plan Committee with respect to an Award or from time to time.

The Incentive Plan Committee shall have the discretion to adjust the determinations of the degree of attainment of the pre-established performance goals.

4.6

Delivery of Shares on exercise of an Award. The Company shall as soon as reasonably practicable and in any event not later than thirty days after the exercise of an Award, procure the transfer to or for the benefit of the Participant of the number of Shares which the Incentive Plan Committee has determined to have vested under the Award by the delivery to the Participant or his nominee of such Shares in certificated or uncertificated form, as appropriate and the Participants may not make any claim against the Company for any loss of value so long as the Shares are delivered within such thirty day period to the extent permitted by Applicable Law.

5.	Eligibility and General Conditions of Awards

5.1

Eligibility. The Incentive Plan Committee may in its discretion grant Awards to any Eligible Person, whether or not he or she has previously received an Award; provided, however, that all Awards made to Non-Employee Directors shall be determined by the full Board, upon recommendation by the Compensation Committee. No Award may be granted at a time when such grant would constitute a breach of Applicable Law.

5.2

Award Agreement. To the extent not set forth in the Plan, the terms and conditions of each Award shall be set forth in an Award Agreement and, unless the Incentive Plan Committee determines otherwise, such Agreement must be signed, acknowledged and returned by the Participant to the Company. Unless the Incentive Plan Committee determines otherwise, any failure by the Participant to sign and return the Agreement within such period of time following the granting of the Award as the Incentive Plan Committee shall prescribe shall cause such Award to the Participant to be null and void. By accepting an Award or other benefits under the Plan (including participation in the Plan), each Participant shall be conclusively deemed to have indicated acceptance and ratification of, and consented to, all provisions of the Plan and the Agreement.

5.3

General Terms and Termination of Affiliation. The Incentive Plan Committee may impose on any Award or the exercise or settlement thereof, at the date of grant or, subject to the provisions of Rule 15.2, thereafter, such additional terms and conditions not inconsistent with the provisions of the Plan as the Incentive Plan Committee shall determine, including terms requiring Forfeiture or transfer, acceleration or pro-rata acceleration of Awards in the event of a Termination of Affiliation by the Participant. Awards may be granted for no consideration other than prior and future services save that in no event will Shares the subject to Award be allotted and issued unless the nominal value per Share is paid in cash, save to the extent permitted by Applicable Law and the Company’s Constitution. Except as otherwise determined by the Incentive Plan Committee pursuant to this Rule 5.3, all Options that have not been exercised, or any other Awards that remain subject to a risk of Forfeiture or which are not otherwise vested, or which have outstanding Performance Periods, at the time of a Termination of Affiliation shall be Forfeited to the Company. Additionally, no dividends or Dividend Equivalents shall be paid with respect to any Awards that do not become vested, non-Forfeitable or payable under the Plan.

5.4

Termination for Cause. Notwithstanding any other provision of the Plan or any Agreement to the contrary, a Participant shall Forfeit any and all rights under an Award upon receipt of notice from the Company or an Affiliate that the Participant will incur a Termination of Affiliation by the Company or such Affiliate for Cause.

5.5	Non-transferability of Awards.

(a)

Each Award and each right under any Award shall be exercisable only by the Participant during the Participant’s lifetime, or, if permissible under Applicable Law, by the Participant’s guardian or legal representative or by a transferee receiving such Award pursuant to a qualified domestic relations order (a “QDRO”) as defined in the Code or Title I of the Employee Retirement Income Security Act of 1974, as amended, or the rules thereunder.

(b)

No Award (prior to the time, if applicable, Shares are delivered in respect of such Award), and no right under any Award, may be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by a Participant otherwise than by will or by the laws of descent and distribution (or in the case of Restricted Shares, to the Company or other Forfeiture Transferee) or pursuant to a QDRO, and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Company or any Affiliate; provided that the designation of a beneficiary to receive benefits in the event of the Participant’s death shall not constitute an assignment, alienation, pledge, attachment, sale, transfer or encumbrance.

(c)

Notwithstanding Rules 5.5(a) and 5.5(b), to the extent provided in the Award Agreement, Awards (other than Incentive Stock Options and corresponding Awards) may be transferred, without consideration, to a Permitted Transferee. For this purpose, a “Permitted Transferee” in respect of any Participant means any member of the Immediate Family of such Participant, any trust of which all of the primary beneficiaries are such Participant or members of his or her Immediate Family, or any partnership (including limited liability companies and similar entities) of which all of the partners or members are such Participant or members of his or her Immediate Family; and the “Immediate Family” of a Participant means the Participant’s spouse, any person sharing the Participant’s household (other than a tenant or employee), children, stepchildren, grandchildren, parents, stepparents, siblings, grandparents, nieces and nephews. Such Award may be exercised by such transferee in accordance with the terms of the Award Agreement. If so determined by the Incentive Plan Committee, a Participant may, in the manner established by the Incentive Plan Committee, designate a beneficiary or beneficiaries to exercise the rights of the Participant, and to receive any distribution with respect to any Award upon the death of the Participant. A transferee, beneficiary, guardian, legal representative or other person claiming any rights under the Plan from or through any Participant shall be subject to and consistent with the provisions of the Plan and any applicable Award Agreement, except to the extent the Plan and Award Agreement otherwise provide with respect to such persons, and to any additional restrictions or limitations deemed necessary or appropriate by the Incentive Plan Committee.

(d)	Nothing herein shall be construed as requiring the Company or any Affiliate to honor a QDRO except to the extent required under Applicable Law.

5.6

Cancellation and Rescission of Awards. Unless the Award Agreement specifies otherwise, the Incentive Plan Committee may cancel, rescind, suspend, withhold, or otherwise limit or restrict any unexercised or other Award at any time if the Participant is not in compliance with all applicable provisions of the Award Agreement and the Plan or if the Participant has a Termination of Affiliation.

5.7	Stand-Alone, Tandem and Substitute Awards.

(a)

Awards granted under the Plan may, in the discretion of the Incentive Plan Committee, be granted either alone or in addition to, in tandem with, or in substitution for, any other Award granted under the Plan unless such tandem or substitution Award would subject the Participant to tax penalties imposed under Code Section 409A. If an Award is granted in substitution for another Award or any non-Plan award or benefit, the Incentive Plan Committee shall require the surrender of such other Award or non-Plan award or benefit in consideration for the grant of the new Award. Awards granted in addition to or in tandem with other Awards or non-Plan awards or benefits may be granted either at the same time as or at a different time from the grant of such other Awards or non-Plan awards or benefits; provided, however, that if any SAR is granted in tandem with an Incentive Stock Option, such SAR and Incentive Stock Option must have the same Grant Date, Term and the Exercise Price of the SAR may not be less than the Exercise Price of the Incentive Stock Option.

(b)

The Incentive Plan Committee may, in its discretion and on such terms and conditions as the Incentive Plan Committee considers appropriate in the circumstances, grant Awards under the Plan (“Substitute Awards”) in substitution for share or stock and share or stock-based awards (“Acquired Entity Awards”) held by current or former employees or non-employee directors of, or Consultants to, another corporation or entity who become Eligible Persons as the result of a scheme of arrangement, merger or consolidation of the employing corporation or other entity (the “Acquired Entity”) with the Company or an Affiliate or the acquisition by the Company or an Affiliate of property or shares or stock of the Acquired Entity immediately prior to such scheme of arrangement, merger, consolidation or acquisition in order to preserve for the Participant the economic value of all or a portion of such Acquired Entity Award at such price as the Incentive Plan Committee determines necessary to achieve preservation of economic value. The limitations of Rule 4.2 on the number of Shares reserved or available for grants shall not apply to Substitute Awards granted under this Rule 5.7(b).

5.8

Deferral of Award Payouts. The Incentive Plan Committee may permit a Participant to defer, or if and to the extent specified in an Award Agreement require the Participant to defer, receipt of the payment of cash or the delivery of Shares that would otherwise be due by virtue of the lapse or waiver of restrictions with respect to Restricted Stock Units, the satisfaction of any requirements or goals with respect to Performance Units or Performance Shares, the lapse or waiver of the deferral period for Deferred Stock, or the lapse or waiver of restrictions with respect to Other Stock-Based Awards or Cash Incentive Awards. If the Incentive Plan Committee permits such deferrals, the Incentive Plan Committee shall establish rules and procedures for making such deferral elections and for the payment of such deferrals, which shall conform in form and substance with applicable regulations promulgated under Code Section 409A and Rule 16 to ensure that the Participant is not subjected to tax penalties under Code Section 409A with respect to such deferrals. Except as otherwise provided in an Award Agreement, any payment or any Shares that are subject to such deferral shall be made or delivered to the Participant as specified in the Award Agreement or pursuant to the Participant’s deferral election.

6.	Stock Options

6.1

Grant of Options. Subject to and consistent with the provisions of the Plan, Options may be granted to any Eligible Person in such number, and upon such terms, and at any time and from time to time as shall be determined by the Incentive Plan Committee.

6.2

Award Agreement. Each Option grant shall be evidenced by an Award Agreement that shall specify the Exercise Price, the Term of the Option, the number of Shares to which the Option pertains, the time or times at which such Option shall be exercisable and such other provisions as the Incentive Plan Committee shall determine. No Option shall have a term that exceeds the Term, subject to earlier termination as provided herein or in the applicable Award Agreement. No Option may be exercised at a time when such exercise and/or the issuance of Shares pursuant to such exercise would be in breach of Applicable Law. No dividend rights or Dividend Equivalents may be granted in conjunction with any grant of Options.

6.3

Option Exercise Price. The Exercise Price of an Option under this Plan shall be determined in the sole discretion of the Incentive Plan Committee but may not be less than 100% of the Fair Market Value of a Share on the Grant Date and in no event will be less than the nominal value per Share. Notwithstanding the foregoing, in the case of an Option that is a Substitute Award, the Exercise Price per Share subject to such Option may be less than 100% of the Fair Market Value of a Share on the Grant Date; provided that the Exercise Price of any Substitute Award shall be determined in accordance with the applicable requirements of Section 424 of the Code and Code Section 409A.

6.4

Grant of Incentive Stock Options. At the time of the grant of any Option, the Incentive Plan Committee may in its discretion designate that such Option shall be made subject to additional restrictions to permit it to qualify as an Incentive Stock Option. Any Option designated as an Incentive Stock Option:

(a)	shall be granted only to an employee of the Company or a Subsidiary;

(b)

shall have an Exercise Price of not less than 100% of the Fair Market Value of a Share on the Grant Date, and, if granted to a person who owns capital stock (including stock treated as owned under Section 424(d) of the Code) possessing more than 10% of the total combined voting power of all classes of capital stock of the Company or any Subsidiary (a “More Than 10% Owner”), have an Exercise Price not less than 110% of the Fair Market Value of a Share on its Grant Date;

(c)

shall be for a period of not more than 10 years (five years if the Participant is a More Than 10% Owner) after its Grant Date, and shall be subject to earlier termination as provided herein or in the applicable Award Agreement;

(d)

shall not have an aggregate Fair Market Value (as of the Grant Date) of the Shares with respect to which Incentive Stock Options (whether granted under the Plan or any other stock option plan of the Participant’s employer or any parent or Subsidiary (“Other Plans”)) are exercisable for the first time by such Participant during any calendar year (“Current Grant”), determined in accordance with the provisions of Section 422 of the Code, which exceeds $100,000 (the “$100,000 Limit”);

(e)

shall, if the aggregate Fair Market Value of the Shares (determined on the Grant Date) with respect to the Current Grant and all Incentive Stock Options previously granted under the Plan and any Other Plans which are exercisable for the first time during a calendar year (“Prior Grants”) would exceed the $100,000 Limit, be, as to the portion in excess of the $100,000 Limit, exercisable as a separate option that is not an Incentive Stock Option at such date or dates as are provided in the Current Grant;

(f)

shall require the Participant to notify the Incentive Plan Committee of any disposition of any Shares delivered pursuant to the exercise of the Incentive Stock Option under the circumstances described in Section 421(b) of the Code (relating to holding periods and certain disqualifying dispositions) (“Disqualifying Disposition”) within 10 days of such a Disqualifying Disposition;

(g)

shall by its terms not be assignable or transferable other than by will or the laws of descent and distribution and may be exercised, during the Participant’s lifetime, only by the Participant; provided, however, that the Participant may, to the extent provided in the Plan in any manner specified by the Incentive Plan Committee, designate in writing a beneficiary to exercise his or her Incentive Stock Option after the Participant’s death; and

(h)

shall, if such Option nevertheless fails to meet the foregoing requirements, or otherwise fails to meet the requirements of Section 422 of the Code for an Incentive Stock Option, be treated for all purposes of this Plan, except as otherwise provided in Rules 6.4(d) and 6.4(e), as an Option that is not an Incentive Stock Option.

(i)

Notwithstanding the foregoing and Rule 3.2, the Incentive Plan Committee may, without the consent of the Participant, at any time before the exercise of an Option (whether or not an Incentive Stock Option), take any action necessary to prevent such Option from being treated as an Incentive Stock Option. No Option that is intended to be an Incentive Stock Option shall be invalid for failure to qualify as an Incentive Stock Option.

6.5

Payment of Exercise Price. Except as otherwise provided by the Incentive Plan Committee in an Award Agreement, Options shall be exercised by the delivery of a written notice of exercise to the Company, setting forth the number of Shares with respect to which the Option is to be exercised, accompanied by full payment for the Shares made by any one or more of the following means:

(a)	cash, personal check, cash equivalent or wire transfer;

(b)

subject to Applicable Law and the Company’s Constitution and with the approval of the Incentive Plan Committee, by delivery of Ordinary Shares owned by the Participant prior to exercise, valued at their Fair Market Value on the date of exercise;

(c)

subject to Applicable Law and the Company’s Constitution and with the approval of the Incentive Plan Committee, Shares acquired upon the exercise of such Option, such Shares valued at the their Fair Market Value on the date of exercise;

(d)

subject to Applicable Law and the Company’s Constitution and with the approval of the Incentive Plan Committee, Restricted Shares held by the Participant prior to the exercise of the Option, each such share valued at the Fair Market Value of a Share on the date of exercise; or

(e)

subject to Applicable Law (including the prohibited loan provisions of Section 402 of the Sarbanes Oxley Act of 2002), through the sale of the Shares acquired on exercise of the Option through a broker-dealer to whom the Participant has submitted an irrevocable notice of exercise and irrevocable instructions to deliver promptly to the Company the amount of sale proceeds sufficient to pay for such Shares, together with, if requested by the Company, the amount of federal, state, local or foreign withholding taxes payable by Participant by reason of such exercise.

7.	Stock Appreciation Rights

7.1

Issuance. Subject to and consistent with the provisions of the Plan, the Incentive Plan Committee, at any time and from time to time, may grant SARs to any Eligible Person either alone or in addition to other Awards granted under the Plan. Such SARs may, but need not, be granted in connection with a specific Option granted under Rule 6. The Incentive Plan Committee may impose such conditions or restrictions on the exercise of any SAR as it shall deem appropriate. No dividend rights or Dividend Equivalents may be granted in conjunction with any grant of SARs.

7.2

Award Agreements. Each SAR grant shall be evidenced by an Award Agreement in such form as the Incentive Plan Committee may approve and shall contain such terms and conditions not inconsistent with other provisions of the Plan as shall be determined from time to time by the Incentive Plan Committee.

7.3

SAR Exercise Price. The Exercise Price of a SAR shall be determined by the Incentive Plan Committee in its sole discretion; provided that the Exercise Price shall not be less than 100% of the Fair Market Value of a Share on the Grant Date of the SAR. Notwithstanding the foregoing, in the case of a SAR that is a Substitute Award, the Exercise Price per Share subject to such SAR may be less than 100% of the Fair Market Value of a Share on the Grant Date; provided that the Exercise Price of any Substitute Award shall be determined in accordance with the applicable requirements of Section 424 of the Code and Code Section 409A.

7.4	Exercise and Payment. Upon the exercise of an SAR, a Participant shall be entitled to receive payment from the Company in an amount determined by multiplying:

(a)	The excess of the Fair Market Value of a Share on the date of exercise over the Exercise Price; by

(b)	The number of Shares with respect to which the SAR is exercised.

(c)

SARs shall be deemed exercised on the date written notice of exercise in a form acceptable to the Incentive Plan Committee is received by the Secretary of the Company. The Company shall make payment in respect of any SAR within thirty (30) days of the date the SAR is exercised. Any payment by the Company in respect of a SAR may be made in cash, Shares, other property, or any combination thereof, as the Incentive Plan Committee, in its sole discretion, shall determine.

7.5

Grant Limitations. The Incentive Plan Committee may at any time impose any other limitations upon the exercise of SARs which, in the Incentive Plan Committee’s sole discretion, are necessary or desirable in order for Participants to qualify for an exemption from Section 16(b) of the Exchange Act.

8.	Restricted Shares

8.1

Grant of Restricted Shares. Subject to and consistent with the provisions of the Plan, the Incentive Plan Committee, at any time and from time to time, may grant Restricted Shares to any Eligible Person in such amounts as the Incentive Plan Committee shall determine.

8.2

Award Agreement. Each grant of Restricted Shares shall be evidenced by an Award Agreement that shall specify the Period(s) of Restriction, the number of Restricted Shares granted, and such other provisions as the Incentive Plan Committee shall determine. The Incentive Plan Committee may impose such conditions and/or restrictions on any Restricted Shares granted pursuant to the Plan as it may deem advisable, including restrictions based upon the achievement of specific performance goals, time-based restrictions on vesting following the attainment of the performance goals, and/or restrictions under Applicable Law; provided that such conditions and/or restrictions may lapse, if so determined by the Incentive Plan Committee, in the event of the Participant’s Termination of Affiliation due to death, Disability, or involuntary termination by the Company or an Affiliate without Cause.

8.3

Consideration for Restricted Shares. The Incentive Plan Committee shall determine the amount, if any, that a Participant shall pay for Restricted Shares provided that it shall be no less than the nominal value per Restricted Share.

8.4

Effect of Forfeiture. If Restricted Shares are Forfeited, and if the Participant was required to pay for such shares or acquired such Restricted Shares upon the exercise of an Option, the Participant shall be deemed to have resold such Restricted Shares to the Forfeiture Transferee at a price equal to the lesser of (x) the amount paid by the Participant for such Restricted Shares, or (y) the Fair Market Value of a Share on the date of such Forfeiture. The Forfeiture Transferee shall pay to the Participant the deemed sale price as soon as is administratively practical. Such Restricted Shares shall cease to be outstanding and shall no longer confer on the Participant thereof any rights as a shareholder of the Company, from and after the date of the event causing the Forfeiture, whether or not the Participant accepts the Company’s tender of payment for such Restricted Shares.

8.5

Voting and Dividend Equivalent Rights Attributable to Restricted Shares. A Participant awarded Restricted Shares will have all voting rights with respect to such Restricted Shares. Unless the Incentive Plan Committee determines and sets forth in the Award Agreement that Participant will not be entitled to receive any dividends with respect to such Restricted Shares, a Participant will have the right to receive all dividends in respect of such Restricted Shares, which dividends shall be deemed reinvested in additional shares of Restricted Shares, which shall remain subject to the same Forfeiture conditions applicable to the Restricted Shares to which such dividends relate, or paid in cash if and at the time the Restricted Shares are no longer subject to Forfeiture, as the Incentive Plan Committee shall set forth in the Award Agreement. No dividends shall be paid with respect to Restricted Shares that are Forfeited.

8.6

Escrow; Legends. The Incentive Plan Committee may provide that the certificates for any Restricted Shares, if certificated, (x) shall be held (together with a stock transfer form executed in blank by the Participant) in escrow by the Secretary of the Company until such Restricted Shares become non-Forfeitable or are Forfeited and/or (y) shall bear an appropriate legend restricting the transfer of such Restricted Shares under the Plan. If any Restricted Shares become non-Forfeitable, the Company shall cause certificates for such shares to be delivered without such legend.

9.	Performance Units and Performance Shares

9.1

Grant of Performance Units and Performance Shares. Subject to and consistent with the provisions of the Plan, Performance Units or Performance Shares may be granted to any Eligible Person in such amounts and upon such terms, and at any time and from time to time, as shall be determined by the Incentive Plan Committee.

9.2

Value/Performance Goals. The Incentive Plan Committee shall set performance goals in its discretion which, depending on the extent to which they are met, will determine the number or value of Performance Units or Performance Shares that will be paid to the Participant.

(a)	Performance Unit. Each Performance Unit shall have an initial value that is established by the Incentive Plan Committee at the time of grant.

(b)	Performance Share. Each Performance Share shall represent the right to receive one Share, subject to the terms of the Award Agreement.

Earning of Performance Units and Performance Shares. After the applicable Performance Period has ended, the holder of Performance Units or Performance Shares shall be entitled to payment based on the level of achievement of performance goals set by the Incentive Plan Committee.

At the discretion of the Incentive Plan Committee, the settlement of Performance Units or Performance Shares may be in cash, Shares of equivalent value, or in some combination thereof, as set forth in the Award Agreement provided that if is to be in Shares, issuance of the Shares shall be subject to payment by the Participant in cash of the nominal value for each Share so issued.

If a Participant is promoted, demoted or transferred to a different business unit of the Company during a Performance Period, then, to the extent the Incentive Plan Committee determines that the Award, the performance goals, or the Performance Period are no longer appropriate, the Incentive Plan Committee may adjust, change, eliminate or cancel the Award, the performance goals, or the applicable Performance Period, as it deems appropriate in order to make them appropriate and comparable to the initial Award, the performance goals, or the Performance Period.

Unless the Incentive Plan Committee determines and sets forth in the Award Agreement that Participant will not be entitled to receive any dividends or Dividend Equivalents declared with respect to Shares deliverable in connection with grants of Performance Units or Performance Shares, a Participant shall have the right to vote the Shares in respect of such Performance Shares and the right to receive any dividends or Dividend Equivalents in respect of such Performance Units and Performance Shares, which dividends and Dividend Equivalents shall be deemed reinvested in additional Shares of Performance Units or Performance Shares, as applicable, which shall remain subject to the same Forfeiture conditions applicable to the Performance Units or Performance Shares to which such dividends and Dividend Equivalents relate, or paid in cash if and at the time the Performance Units or Performance Shares are no longer subject to Forfeiture and become payable, as the Incentive Plan Committee shall set forth in the Award Agreement. No dividends or Dividend equivalents may be paid on Performance Units or Performance Shares that are Forfeited.

10.	Deferred Stock and Restricted Stock Units

10.1

Grant of Deferred Stock and Restricted Stock Units. Subject to and consistent with the provisions of the Plan, the Incentive Plan Committee, at any time and from time to time, may grant Deferred Stock and/or Restricted Stock Units to any Eligible Person, in such amount and upon such terms as the Incentive Plan Committee shall determine. Deferred Stock must conform in form and substance with applicable regulations promulgated under Code Section 409A and with Rule 16 to ensure that the Participant is not subjected to tax penalties under Code Section 409A with respect to such Deferred Stock.

10.2	Vesting and Delivery.

(a)

Delivery With Respect to Deferred Stock. Delivery of Shares subject to a Deferred Stock grant will occur upon expiration of the deferral period or upon the occurrence of one or more of the distribution events described in Section 409A(a)(2) of the Code as specified by the Incentive Plan Committee in the Participant’s Award Agreement for the Award of Deferred Stock. An Award of Deferred Stock may be subject to such substantial risk of forfeiture conditions as the Incentive Plan Committee may impose, which conditions may lapse at such times or upon the achievement of such objectives as the Incentive Plan Committee shall determine at the time of grant or thereafter. Unless otherwise determined by the Incentive Plan Committee, to the extent that the Participant has a Termination of Affiliation while the Deferred Stock remains subject to a substantial risk of forfeiture, such Deferred Shares shall be Forfeited, unless the Incentive Plan Committee determines that such substantial risk of forfeiture shall lapse in the event of the Participant’s Termination of Affiliation due to death, Disability, or involuntary termination by the Company or an Affiliate without Cause.

(b)

Delivery With Respect to Restricted Stock Units. Delivery of Shares subject to a grant of Restricted Stock Units shall occur no later than the 15th day of the third month following the end of the taxable year of the Participant or the fiscal year of the Company in which the Participant’s rights under such Restricted Stock Units are no longer subject to a substantial risk of forfeiture as defined in final regulations under Code Section 409A. Unless otherwise determined by the Incentive Plan Committee, to the extent that the Participant has a Termination of Affiliation while the Restricted Stock Units remains subject to a substantial risk of forfeiture, such Restricted Stock Units shall be Forfeited, unless the Incentive Plan Committee determines that such substantial risk of forfeiture shall lapse in the event of the Participant’s Termination of Affiliation due to death, Disability, or involuntary termination by the Company or an Affiliate without Cause.

10.3

Voting and Dividend Equivalent Rights Attributable to Deferred Stock and Restricted Stock Units. A Participant awarded Deferred Stock or Restricted Stock Units will have no voting rights with respect to such Deferred Stock or Restricted Stock Units prior to the delivery of Shares in settlement of such Deferred Stock and/or Restricted Stock Units. Unless the Incentive Plan Committee determines and sets forth in the Award Agreement that Participant will not be entitled to receive any such Dividend Equivalents with respect to such Deferred Stock or Restricted Stock Units, a Participant will have the rights to receive Dividend Equivalents in respect of Deferred Stock and/or Restricted Stock Units, which Dividend Equivalents shall be either deemed reinvested in additional Shares of Deferred Stock or Restricted Stock Units, as applicable, which shall remain subject to the same Forfeiture and vesting conditions applicable to the

Deferred Stock or Restricted Stock Units to which such Dividend Equivalents relate, or paid in cash if and at the time the Deferred Stock or Restricted Stock Units are no longer subject to Forfeiture or vesting conditions, as the Incentive Plan Committee shall set forth in the Award Agreement. No Dividend Equivalents may be paid on Deferred Stock or Restricted Stock Units that are Forfeited.

11.	Dividend Equivalents

The Incentive Plan Committee is authorized to grant Awards of Dividend Equivalents alone or in conjunction with other Awards; provided, however, that no Dividend Equivalents may be granted in conjunction with any grant of Options or SARs, and no Dividend Equivalents granted in connection with any other Awards may be paid if the related Awards are Forfeited. The Incentive Plan Committee may provide that Dividend Equivalents not paid in connection with an Award shall either be (i) paid or distributed in cash when the Dividend Equivalents become vested and non-Forfeitable or (ii) be deemed to have been reinvested in additional Shares or additional Awards.

12.	Bonus Shares

Subject to the terms of the Plan, including without limitation the repricing restrictions set forth in Rule 3.6, the Incentive Plan Committee may grant Bonus Shares to any Eligible Person, in such amount and upon such terms and at any time and from time to time as shall be determined by the Incentive Plan Committee.

13.	Other Stock-Based Awards

The Incentive Plan Committee is authorized, subject to limitations under Applicable Law, to grant such other Awards that are denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, Shares, as deemed by the Incentive Plan Committee to be consistent with the purposes of the Plan, including Shares awarded which are not subject to any restrictions or conditions, convertible or exchangeable debt securities or other rights convertible or exchangeable into Shares, and Awards valued by reference to the value of securities of or the performance of specified Affiliates. Subject to and consistent with the provisions of the Plan, the Incentive Plan Committee shall determine the terms and conditions of such Awards. Except as provided by the Incentive Plan Committee, Shares delivered pursuant to a purchase right granted under this Rule 13 shall be purchased for such consideration, paid for by such methods and in such forms, including cash, Shares, outstanding Awards or other property, as the Incentive Plan Committee shall determine.

14.	Cash Incentive Awards

14.1

Cash Incentive Awards. Subject to the terms and provisions of the Plan, the Incentive Plan Committee, at any time and from time to time, may grant Cash Incentive Awards to any Eligible Person in such amounts and upon such terms, including the achievement of specific performance goals during the Performance Period, as the Incentive Plan Committee may determine.

14.2

Value of Cash Incentive Awards. Each Cash Incentive Award shall specify a payment amount or payment range as determined by the Incentive Plan Committee. The Incentive Plan Committee shall establish performance goals applicable to each Cash Incentive Award in its discretion and the amount that will be paid to the Participant pursuant to such Cash Incentive Award if the applicable performance goals for the Performance Period are met.

14.3

Payment of Cash Incentive Awards. Payment, if any, with respect to a Cash Incentive Award shall be made in cash in accordance with the terms of the Award Agreement; provided, however, that if the Award Agreement does not specify a payment date with respect to a Cash Incentive Award, payment of the Cash Incentive Award will be made no later than the 15th day of the third month following the end of the taxable year of the Participant or the fiscal year of the Company during which the Performance Period ends.

14.4

Termination of Affiliation. The Incentive Plan Committee shall determine the extent to which a Participant shall have the right to receive Cash Incentive Awards following his or her Termination of Affiliation. Such provisions shall be determined in the sole discretion of the Incentive Plan Committee, such provisions may be included in an Award Agreement entered into with each Participant, but need not be uniform among all Cash Incentive Awards granted pursuant to the Plan, and may reflect distinctions based on the reasons for termination.

15.	Amendment, Modification, and Termination

15.1

Amendment, Modification, and Termination. Subject to Rule 15.2, the Board may, at any time and from time to time, alter, amend, suspend, discontinue or terminate the Plan in whole or in part without the approval of the Company’s shareholders, except that (a) any amendment or alteration shall be subject to the approval of the Company’s shareholders if such shareholder approval is required by any Applicable Law, and (b) the Board may otherwise, in its discretion, determine to submit other such amendments or alterations to shareholders for approval.

15.2

Awards Previously Granted. Except as otherwise specifically permitted in the Plan or an Award Agreement, no termination, amendment, or modification of the Plan shall adversely affect in any material way any Award previously granted under the Plan, unless:

(a)	every Participant who may be affected has been invited to indicate whether or not they approve the amendment; and

(b)	the amendment is approved by a majority of those Participants who have so indicated.

16.	Compliance with Code Section 409A

16.1

Awards Subject to Code Section 409A. The provisions of this Rule 16 shall apply to any Award or portion thereof that is or becomes deferred compensation subject to Code Section 409A (a “409A Award”), notwithstanding any provision to the contrary contained in the Plan or the Award Agreement applicable to such Award.

16.2

Deferral and/or Distribution Elections. Except as otherwise permitted or required by Code Section 409A, the following rules shall apply to any deferral and/or elections as to the form or timing of distributions (each, an “Election”) that may be permitted or required by the Incentive Plan Committee with respect to a 409A Award:

(a)

Any Election must be in writing and specify the amount being deferred, and the time and form of distribution (i.e., lump sum or installments) as permitted by this Plan. An Election may but need not specify whether payment will be made in cash, Shares or other property.

(b)

Any Election shall become irrevocable as of the deadline specified by the Incentive Plan Committee, which shall not be later than December 31 of the year preceding the year in which services relating to the Award commence; provided, however, that if the Award qualifies as “performance-based compensation” for purposes of Code Section 409A and is based on services performed over a period of at least twelve (12) months, then the deadline may be no later than six (6) months prior to the end of such Performance Period.

(c)

Unless otherwise provided by the Incentive Plan Committee, an Election shall continue in effect until a written election to revoke or change such Election is received by the Incentive Plan Committee, prior to the last day for making an Election for the subsequent year.

16.3

Subsequent Elections. Except as otherwise permitted or required by Code Section 409A, any 409A Award which permits a subsequent Election to further defer the distribution or change the form of distribution shall comply with the following requirements:

(a)	No subsequent Election may take effect until at least twelve (12) months after the date on which the subsequent Election is made;

(b)

Each subsequent Election related to a distribution upon separation from service, a specified time, or a change in control as defined in Rule 16.4(e) must result in a delay of the distribution for a period of not less than five (5) years from the date such distribution would otherwise have been made; and

(c)

No subsequent Election related to a distribution to be made at a specified time or pursuant to a fixed schedule shall be made less than twelve (12) months prior to the date the first scheduled payment would otherwise be made.

16.4	Distributions Pursuant to Deferral Elections. Except as otherwise permitted or required by Code Section 409A, no distribution in settlement of a 409A Award may commence earlier than:

(a)	Separation from Service;

(b)	The date the Participant becomes Disabled (as defined in Rule 2.1(r));

(c)	The Participant’s death;

(d)

A specified time (or pursuant to a fixed schedule) that is either (i) specified by the Incentive Plan Committee upon the grant of the Award and set forth in the Award Agreement or (ii) specified by the Participant in an Election complying with the requirements of Rule 16.2 and/or 16.3, as applicable; or

(e)	A change in control of the Company within the meaning of Treasury Regulation Section 1.409A-3(h)(5).

16.5

Six Month Delay. Notwithstanding anything herein or in any Award Agreement or Election to the contrary, to the extent that distribution of a 409A Award is triggered by a Participant’s Separation from Service, if the Participant is then a “specified employee” (as defined in Treasury Regulation Section 1.409A-1(i)), no distribution may be made before the date which is six (6) months after such Participant’s Separation from Service, or, if earlier, the date of the Participant’s death.

16.6

Death or Disability. Unless the Award Agreement otherwise provides, if a Participant dies or becomes Disabled before complete distribution of amounts payable upon settlement of a 409A Award, such undistributed amounts, to the extent vested, shall be distributed as provided in the Participants Election. If the Participant has made no Election with respect to distributions upon death or Disability, all such distributions shall be paid in a lump sum within 90 days following the date of the Participant’s death or Disability.

16.7

No Acceleration of Distributions. This Plan does not permit the acceleration of the time or schedule of any distribution under a 409A Award, except as provided by Code Section 409A and/or applicable regulations or rulings issued thereunder.

16.8

Code Section 409A in General. The Plan as well as payments and benefits under the Plan are intended to be exempt from, or to the extent subject thereto, to comply with Code Section 409A, and, accordingly, to the maximum extent permitted, the Plan shall be interpreted in accordance therewith. Each amount to be paid or benefit to be provided under this Plan shall be construed as a separate identified payment for purposes of Code Section 409A. Notwithstanding any provision of this Plan and grants hereunder to the contrary, the Company reserves the right to make amendments to this Plan and grants hereunder as the Company deems necessary or desirable to avoid the imposition of taxes or penalties under Code Section 409A. In any case, a Participant will be solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on a Participant or for a Participant’s account in connection with this Plan and grants hereunder (including any taxes and penalties under Code Section 409A), and neither the Company nor any of its Affiliates will have any obligation to indemnify or otherwise hold a Participant harmless from any or all of such taxes or penalties. The Company makes no representation that any or all of the payments or benefits described in this Plan will be exempt from or comply with Code Section 409A.

17.	Withholding

17.1	Required Withholding.

(a)

A Participant will be responsible for and indemnifies the Company and any relevant Affiliate against any Tax Liability relating to their Award. For the purpose of this Rule an Affiliate includes a company that was and is no longer an Affiliate.

(b)

The Incentive Plan Committee in its sole discretion may provide that when any Tax Liability is to be withheld in connection with the exercise of an Option or SAR, or upon the lapse of restrictions on Restricted Shares, or upon the transfer of Shares, or upon payment of any other benefit or right under this Plan (the date on which such exercise occurs or such restrictions lapse or such payment of any other benefit or right occurs hereinafter referred to as the “Tax Date”), the Participant may elect to make payment for the withholding of the Tax Liability by one or a combination of the following methods:

(i)

payment of an amount in cash equal to the amount to be withheld (including cash obtained through the sale of the Shares acquired on exercise of an Option or SAR, upon the lapse of restrictions on Restricted Shares, or upon the transfer of Shares, through a broker-dealer to whom the Participant has submitted an irrevocable instructions to deliver promptly to the Company, the amount to be withheld);

(ii)	delivering part or all of the amount to be withheld in the form of Ordinary Shares valued at its Fair Market Value on the Tax Date;

(iii)

requesting the Company to withhold from those Shares that would otherwise be received upon exercise of the Option or SAR, upon the lapse of restrictions on Restricted Stock, or upon the transfer of Shares, a number of Shares having a Fair Market Value on the Tax Date equal to the amount to be withheld; or

(iv)	withholding from any compensation otherwise due to the Participant.

(c)

The Incentive Plan Committee in its sole discretion may provide that the maximum amount of withholding for a Tax Liability upon exercise of an Option or SARs, upon the lapse of restrictions on Restricted Shares, or upon the transfer of Shares, to be satisfied by withholding Shares upon exercise of such Option or SAR, upon the lapse of restrictions on Restricted Shares, or upon the transfer of Shares, pursuant to clause (iii) above shall not exceed the minimum amount of Tax Liability, required to be withheld under federal, state and local law (unless withholding additional amounts will not result in adverse financial accounting consequences with respect to such Awards). An election by Participant under this Rule is irrevocable. Any fractional share amount and any additional withholding not paid by the withholding or surrender of Shares must be paid in cash. If no timely election is made, the Participant must deliver cash to satisfy all tax withholding requirements. Notwithstanding the foregoing, in the case of a Participant who is an “officer” of the Company as defined in Rule 16a-1(f) promulgated pursuant to the Exchange Act, or any successor law (or any successor rule), any withholding amount that exceeds the minimum amount of Tax Liability required to be withheld for such Participant shall be mutually agreed between the Participant and the Company and approved in advance by the Compensation Committee or the Board.

(d)

Any Participant who makes a Disqualifying Disposition (as defined in Rule 6.4 (f)) or an election under Section 83(b) of the Code shall remit to the Company an amount sufficient to satisfy all resulting tax withholding requirements in the same manner as set forth in Rule 17.1(b) (other than Rule 17.1(b)(iii)).

17.2

Notification under Code Section 83(b). If the Participant, in connection with the exercise of any Option, or the grant of Restricted Shares, makes the election permitted under Section 83(b) of the Code to include in such Participant’s gross income in the year of transfer the amounts specified in Section 83(b) of the Code, then such Participant shall notify the Company of such election within 10 days of filing the notice of the election with the Internal Revenue Service, in addition to any filing and notification required pursuant to regulations issued under Section 83(b) of the Code. The Incentive Plan Committee may, in connection with the grant of an Award or at any time thereafter, prohibit a Participant from making the election described above.

18.	Legal Entitlement

18.1

This Rule 18 applies during a Participant’s employment or holding of office with the Company or any Affiliate and after the termination of such employment or office, whether or not the termination is lawful.

18.2

Nothing in the Plan or its operation forms part of the terms on which a Participant is employed or holds office with the Company or any Affiliate. The rights and obligations arising from a Participant’s employment or office with the Company or any Affiliate are separate from, and are not affected by, their participation in the Plan.

18.3

Nothing in the Plan or its operation will confer on any person any right to continue in employment and neither will it affect the right of the Company or any Affiliate to terminate the employment of any person without liability at any time (with or without cause) or impose upon the Incentive Plan Committee or any other person any duty or liability whatsoever in connection with:

(a)	the lapsing of any Award pursuant to the Plan;

(b)	the failure or refusal to exercise any discretion under the Plan; or

(c)	a Participant ceasing to hold office or employment for any reason whatsoever.

18.4

If the terms of any Award provide that it may be exercised or paid only during employment or continued service or within a specified period of time after termination of employment or continued service, the Incentive Plan Committee may decide to what extent leaves of absence for governmental or military service, illness, temporary disability, or other reasons shall not be deemed interruptions of continuous employment or service. For purposes of the Plan, employment and continued service shall be deemed to exist between the Participant and the Company and/or an Affiliate if, at the time of the determination, the Participant is a director, officer, employee, consultant or advisor of the Company or an Affiliate. A Participant on military leave, sick leave or other bona fide leave of absence shall continue to be considered an employee for purposes of the Plan during such leave if the period of leave does not exceed three months (six months to the extent required by Code Section 409A), or, if longer, so long as the individual’s right to re-employment with the Company or any of its Affiliates is guaranteed either by statute or by contract. If the period of leave exceeds three months (six months to the extent required by Code Section 409A), and the individual’s right to re-employment is not guaranteed by statute or by contract, the employment shall be deemed to be terminated on the first day after the end of such three-month (six-month) period. Except as may otherwise be expressly provided in an Agreement, Awards granted to a director, officer, employee, consultant or adviser shall not be affected by any change in the status of the Participant so long as the Participant continues to be a director, officer, employee, consultant or advisor to the Company or any of its Affiliates (regardless of having changed from one to the other or having been transferred from one entity to another). The Participant’s employment or continued service shall not be considered interrupted in the event the Incentive Plan Committee, in its discretion and as specified at or prior to such occurrence, determines there is no interruption in the case of a spin-off, sale or disposition of the Participant’s employer from the Company or an Affiliate, except that if the Incentive Plan Committee does not otherwise specify such at or such prior to such occurrence, the Participant will be deemed to have a termination of employment or continuous service to the extent the Affiliate that employs the Participant is no longer the Company or an entity that qualifies as an Affiliate.

18.5

The issue of any Award to a Participant is voluntary and occasional and does not create any right for that Participant to be issued any further Awards or to be issued Awards on any particular terms, including the number of Shares to which Awards relate whether under this Plan or any other Plan or benefits in lieu of awards, even if awards have been issued in the past.

18.6

Participation in the Plan is permitted only on the basis that the Eligible Person accepts all the provisions of these Rules, including in particular this Rule 18. By participating in the Plan, a Participant waives all rights to compensation for any loss in relation to the Plan, including:

(a)	any loss or reduction of any rights or expectations under the Plan in any circumstances or for any reason (including lawful or unlawful termination of the Participant’s employment or office);

(b)	any exercise of a discretion or a decision taken in relation to an Award or to the Plan, or any failure to exercise a discretion or take a decision; and

(c)	the operation, suspension, termination or amendment of the Plan.

18.7

No Participant shall have any rights as a shareholder of the Company with respect to the Shares (other than Restricted Shares) which may be deliverable upon exercise or payment of such Award until such Shares have been delivered to him or her. Restricted Shares, whether held by a Participant or in escrow by the Secretary of the Company, shall confer on the Participant all rights of a shareholder of the Company, except as otherwise provided in the Plan or Award Agreement. At the time of a grant of Restricted Shares, the Incentive Plan Committee may require the payment of cash dividends thereon to be deferred and, if the Incentive Plan Committee so determines, reinvested in additional Restricted Shares. Stock dividends and deferred cash dividends issued with respect to Restricted Shares shall be subject to the same restrictions and other terms as apply to the Restricted Shares with respect to which such dividends are issued. The Incentive Plan Committee may in its discretion provide for payment of interest on deferred cash dividends.

18.8

Unless otherwise specified in the Award Agreement, Awards shall be special incentive payments to the Participant and shall not be taken into account in computing the amount of salary or compensation of the Participant for purposes of determining any pension, retirement, death or other benefit under (a) any pension, retirement, profit sharing, bonus, insurance or other employee benefit plan of the Company or any Affiliate, except as such plan shall otherwise expressly provide, or (b) any agreement between (i) the Company or any Affiliate and (ii) the Participant, except as such agreement shall otherwise expressly provide.

18.9

The Plan is intended to constitute an “unfunded” plan for incentive and deferred compensation. With respect to any payments not yet made to a Participant pursuant to an Award, nothing contained in the Plan or any Award Agreement shall give any such Participant any rights that are greater than those of a general creditor of the Company; provided, however, that the Incentive Plan Committee may authorize the creation of trusts or make other arrangements to meet the Company’s obligations under the Plan to deliver cash, Shares or other property pursuant to any Award which trusts or other arrangements shall be consistent with the “unfunded” status of the Plan unless the Incentive Plan Committee otherwise determines.

18.10

Awards granted to Participants who are U.S. citizens or residents of the United States shall be administered in accordance with Section 414(u) of the Code and the Uniformed Services Employment and Reemployment Rights Act of 1994.

18.11

Unless otherwise specified in the Award Agreement, the obligation to deliver, pay or transfer any amount of money or other property pursuant to Awards under this Plan shall be the sole obligation of a Participant’s employer; provided that the obligation to deliver or transfer any Shares pursuant to Awards under this Plan shall be the sole obligation of the Company.

18.12

Neither the adoption of the Plan by the Board nor its submission to the shareholders of the Company for approval shall be construed as creating any limitations on the power of the Board to adopt such other compensatory arrangements for employees or Non-Employee Directors as it may deem desirable.

18.13

No representation or guarantee given in respect of the future value of the Shares which are the subject of any Awards. Each Award is made on the basis that the Participant accepts that such value is unknown, indeterminable and cannot be predicted with certainty. Furthermore, the issue of an Award shall in no way affect the Company’s right to adjust, reclassify, reorganise or otherwise change its capital or business structure or to merge, consolidate, dissolve, liquidate or sell or transfer all or any part of its business or assets and unless otherwise provided in these rules or by the Company in its discretion, the Award and the benefits evidenced by this Plan do not create any entitlement to have the Award or any such benefits transferred to, or assumed by, another company nor to be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the Shares.

18.14

Neither the Company nor any Affiliate shall be liable for any foreign exchange rate fluctuation between the Participant’s local currency and the U.S. dollar or otherwise that may affect the value of the Award or of any amounts due to the Participant pursuant to the vesting of the Award or the subsequent sale of any Shares received upon vesting and/or settlement.

18.15

This Rule 18 shall apply irrespective of whether the Incentive Plan Committee has discretion in the operation of the Plan, or whether the Company or the Incentive Plan Committee could be regarded as being subject to any obligations in the operation of the Plan.

19.	Non-compete Undertaking by a Participant

19.1

Agreements evidencing Awards under the Plan shall contain such other terms and conditions, not inconsistent with the Plan, as the Incentive Plan Committee may determine in its sole discretion, including penalties for the commission of competitive acts or other actions detrimental to the Company. Notwithstanding any other provision hereof, the Incentive Plan Committee shall have the right at any time to deny or delay a Participant’s exercise of Options or the settlement of an Award if such Participant is reasonably believed by the Incentive Plan Committee (i) to be engaged in material conduct adversely affecting the Company or (ii) to be contemplating such conduct, unless and until the Incentive Plan Committee shall have received reasonable assurance that the Participant is not engaged in, and is not contemplating, such material conduct adverse to the interests of the Company.

20.	Data Protection

20.1	By accepting the issue of an Award, a Participant acknowledges that his or her Personal Data will be processed and disclosed as follows:

(a)

by the Company or any Affiliate employing or engaging the Participant as they are required to collect, process and utilise the personal information or other relevant information pertaining to the Participant for purposes directly relevant to the Award issued to the Participant, and to disclose or transfer such information to the Company or other Affiliate and, if necessary, a third party (including any broker, registrar or administrator) for the purpose of administering the Plan;

(b)

by the Company or any Affiliate employing or engaging the Participant and any such third party so that they may utilise such information for the purpose of administering the Plan, provided that such information shall be kept confidential and shall not be used by any of them for any purposes not related to the administration of the Plan;

(c)

by the Company or any Affiliate employing or engaging the Participant and any such third party (any of which may be located in the EU/UK or outside of the EU/UK) so that they may transfer the personal information or other relevant information pertaining to the Participant in the EU/UK or outside of the EU/UK for the purpose of administering the Plan (in which case the transfer shall be governed by “standard contractual clauses” or equivalent measures to the extent required under EU/UK data protection laws); and

(d)

by and to any future purchaser of the Company or any Affiliate employing or engaging the Participant, or any future purchaser of their respective undertakings or any parts thereof, for the purpose of administering the Plan and/or confirming the Participant’s entitlement to an Award and/or any Shares where such entitlement is relevant to such purchase.

20.2

The Participant acknowledges that the purposes described in Rule 20.1 are necessary for the performance of the Plan or are otherwise necessary for the legitimate interests of the Company or any Affiliate employing or engaging the Participant in connection with the administration of the Plan. Should the Participant exercise any data subject rights in relation to his or her Personal Data, such as the right of objection or erasure, the Participant acknowledges that it may no longer be possible to administer the Plan in respect of the Participant. In that case the Awards may lapse and shall not be capable of vesting and the Participant shall be deemed to have waived (without any right to compensation) any right to Shares which are being held on his behalf pursuant to the terms of this Plan.

20.3

Each Participant shall be provided with information regarding the following by the Company or any Affiliate employing or engaging the Participant to the extent that they are acting as controllers of the Participant’s Personal Data (save where the Participant already has the information) or to the extent otherwise required by applicable data protection laws:

(a)	the purpose of the collection and use of the personal information or other relevant information pertaining to the Participant;

(b)	the information to be collected and used;

(c)	the period and method of retention and use of the Personal Data or other relevant information pertaining to the Participant;

(d)

details of any third parties to whom their information is disclosed or transferred including the purpose of such disclosure or transfer and, where applicable, the safeguards applied to any transfers of data outside of the EU/UK;

(e)

the rights of the Participant in respect of their information under applicable data protection laws, including, as applicable, access to, opt out of sale of, rectification and deletion of their information and any related disadvantages;

(f)	where applicable, the contact details of the Data Protection Officer of the relevant controller; and

(g)	the right to complain to the relevant data protection supervisory authority.

21.	Awards Subject to Claw-Back Policies.

Notwithstanding any provisions herein to the contrary, all Awards granted hereunder shall be subject to the terms of any malus or recoupment policy currently in effect or such terms as may be subsequently adopted by the Board or a committee thereof to implement Section 304 of the Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley Act”) or Section 10D of the Exchange Act or as the Board or committee thereof otherwise may deem appropriate (or with any amendment or modification of such malus or recoupment policy adopted by the Board or the Compensation Committee) to the extent that such Award (whether or not previously exercised or settled) or the value of such Award is required to be reduced, cancelled or returned to the Company pursuant to the terms of such recoupment policy. Further, subject to the terms any such recoupment policy, to the extent that the Participant receives any amount in excess of the amount that the Participant should otherwise have received under the terms of the Award due to a mistake in calculations or other administrative error, the Participant shall be required to repay any such excess amount to the Company, to the extent permitted by Applicable Law.

22.	Additional Provisions

22.1

Successors. All obligations of the Company under the Plan with respect to Awards granted hereunder shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise of all or substantially all of the business and/or assets of the Company.

22.2

Severability. If any part of the Plan is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity shall not invalidate any other part of the Plan. Any Rule or part of a Rule so declared to be unlawful or invalid shall, if possible, be construed in a manner which will give effect to the terms of such Rule or part of a Rule to the fullest extent possible while remaining lawful and valid.

22.3

Requirements of Law. The granting of Awards and the delivery of Shares under the Plan shall be subject to all Applicable Laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required. Notwithstanding any provision of the Plan or any Award, Participants shall not be entitled to exercise, or receive benefits under, any Award, and the Company (and any Affiliate) shall not be obligated to deliver any Shares or deliver benefits to a Participant, if such exercise or delivery would constitute a violation by the Participant or the Company of any Applicable Law or regulation.

22.4	Securities Law Compliance.

(a)

If the Incentive Plan Committee deems it necessary to comply with any Applicable Law, the Incentive Plan Committee may impose any restriction on Awards or Shares acquired pursuant to Awards under the Plan as it may deem advisable. In addition, if requested by the Company and any underwriter engaged by the Company, Shares acquired pursuant to Awards may not be sold or otherwise transferred or disposed of for such period following the effective date of any registration statement of the Company filed under the Securities Act as the Company or such underwriter shall specify reasonably and in good faith, not to exceed 180 days in the case of the Company’s initial public offering or 90 days in the case of any other public offering. All certificates for Shares delivered under the Plan pursuant to any Award or the exercise thereof shall be subject to such stop transfer orders and other restrictions as the Incentive Plan Committee may deem advisable under the rules, regulations and other requirements of the SEC, any stock exchange upon which Shares are then listed, any applicable securities law, and the Incentive Plan Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions. If so requested by the Company, the Participant shall make a written representation to the Company that he or she will not sell or offer to sell any Shares unless a registration statement shall be in effect with respect to such Shares under the Securities Act of 1933, as amended, and any applicable state securities law or unless he or she shall have furnished to the Company, in form and substance satisfactory to the Company, that such registration is not required.

(b)

If the Incentive Plan Committee determines that the exercise or non-Forfeitability of, or delivery of benefits pursuant to, any Award would violate any Applicable Law, then the Incentive Plan Committee may postpone any such exercise, non-Forfeitability or delivery, as applicable, but the Company shall use all reasonable efforts to cause such exercise, non-Forfeitability or delivery to comply with all such provisions at the earliest practicable date.

22.5

Rule 21 of the Irish Takeover Rules. This Plan has been approved by the shareholders of the Company on the basis that Rule 21 of the Irish Takeover Rules shall not prohibit the delivery of any Shares in accordance with the terms of this Plan when an offer is or may be imminent.

22.6

Governing Law. The formation, existence, construction, performance, validity and all aspects whatsoever of the Plan, any Rule of the Plan and any Award issued under the Plan shall be governed by laws of Ireland other than its laws respecting choice of law.

22.7

Disputes. The Irish courts will have jurisdiction to settle any dispute in relation to Rule 22.8. The jurisdiction agreement contained in this Rule is made for the benefit of the Company only, which accordingly retains the right (i) to bring proceedings in any other court of competent jurisdiction; or (ii) to require any dispute to be settled in accordance with the Rule. By accepting the issue of an Award, a Participant is deemed to have agreed to submit to such jurisdiction.

22.8	Arbitration. All disputes in relation to the Plan may be referred by the Company to arbitration which:

(a)	in the case of a Participant resident in Ireland, such arbitration shall be conducted pursuant to the provisions of the Arbitration Act 2010 of Ireland (as amended);

(b)

in the case of a Participant resident in the United States, such arbitration shall be conducted pursuant to the provisions of the American Arbitration Association (“AAA”), to be held in the state of the Participant’s primary place of employment or service (i.e., Company location in which the Participant is based), before a single arbitrator, in accordance with the then-current Employment Arbitration Rules and Mediation Procedures of the AAA and the Federal Arbitration Act, as modified by the terms and conditions contained in this Section. The rules are available online at: https://www.adr/org. Notwithstanding anything to the contrary, nothing in this Section prevents the Participant from filing a complaint or charge with the National Labor Relations Board, the Equal Employment Opportunity Commission, or any similar federal or state administrative agency, including claims for workers’ compensation or unemployment insurance benefits. The Participant further acknowledges and agrees to waive all rights to a jury trial and the right to pursue any class or representative claims to the maximum extent allowed by law. To the extent a class or representative claim may not be waived, the Participant agrees to stay any such claims until after all claims subject to arbitration are fully resolved. The arbitrator shall be selected by mutual agreement of the Participant and the Company or, if the Participant and the Company cannot agree, then by striking from a list of arbitrators supplied by the AAA. The arbitrator shall issue a written opinion stating the essential findings and conclusions on which the arbitrator’s award is based. The Company will pay the arbitrator’s fees and arbitration expenses and any other costs unique to the arbitration hearing (recognizing that each side bears its own deposition, witness, expert and attorney’s fees and other expenses to the same extent as if the matter were being heard in court). This agreement to arbitrate has been freely negotiated and is mutually entered into between the Participant and the Company. The Participant fully understands and agrees that the Participant is giving up certain rights otherwise afforded to the Participant by civil court actions, including but not limited to the right to a jury trial; and

(c)

in the case of a Participant resident in any other jurisdiction, such arbitration shall be conducted pursuant to the provisions of such arbitration rules as shall be selected by the Incentive Plan Committee and are applicable in such jurisdiction; and

(d)	any Participant so affected will submit to such arbitration.

22.9

Construction. The following rules of construction will apply to the Plan: (a) the word “or” is disjunctive but not necessarily exclusive, and (b) words in the singular include the plural, words in the plural include the singular, and words in the neuter gender include the masculine and feminine genders and words in the masculine or feminine gender include the other neuter genders.

22.10

Notice. Any notice or other communication in connection with the Plan may be delivered personally or sent by electronic means (including via the internet) or post, in the case of a company to its registered office (for the attention of the company secretary), and in the case of an individual to their last known address, or, where they are a director or employee of the Company or any Affiliate, either to their last known address or to the address of the place of business at which they perform the whole or substantially the whole of the duties of their office or employment. Where a notice or other communication is given by post, it will be deemed to have been received 72 hours after it was put into the post properly addressed and stamped, and if by electronic means, when the sender receives electronic confirmation of delivery or if not available, 24 hours after sending the notice.

22.11	Miscellaneous.

(a)	Agreements evidencing Awards under the Plan may be in electronic form or other non-paper forms.

(b)

Participants are and at all times shall remain subject to the securities trading policies and procedures adopted by the Company from time to time throughout the period of time during which they may exercise Options, Stock Appreciation Rights or sell Shares acquired pursuant to the Plan.

(c)

Notwithstanding any other provision of this Plan, (i) the Company shall not be obliged to issue any Shares pursuant to an Award unless at least the par value of such newly issued Share has been fully paid in advance in accordance with Applicable Law (which requirement may mean the holder of an Award is obliged to make such payment) and (ii) the Company shall not be obliged to issue or deliver any Shares in satisfaction of Awards until all legal and regulatory requirements associated with such issue or delivery have been complied with to the satisfaction of the Incentive Plan Committee.

(d)	Awards shall be subject to any compensation recovery policy adopted by the Company from time to time, including, without limitation, policies adopted to comply with Applicable Law.

(e)

By accepting Awards and as a condition to the exercise of Awards and the enjoyment of any benefits of the Plan, including participation therein, each Participant agrees to be bound by and subject to non-competition, confidentiality and invention ownership agreements acceptable to the Incentive Plan Committee or any officer or director to whom the Incentive Plan Committee elects to delegate such authority.